Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 23, 2020 (except for Note 17 as to which the date is February 2, 2021), with respect to the consolidated financial statements of Vimeo, Inc. as of December 31, 2019, and for the year then ended, included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-251656) and the related proxy statement/consent solicitation statement/prospectus of IAC/InterActiveCorp and Vimeo Holdings, Inc. for the registration of IAC/InterActiveCorp common stock and Vimeo Holdings, Inc. common stock.

/s/ Ernst & Young LLP

New York, New York

February 2, 2021